Exhibit 99.1

Ingles Markets, Incorporated Announces $500 Million Notes Offering

ASHEVILLE, N.C.--(BUSINESS WIRE)--April 28, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced that it intends to offer $500 million aggregate principal amount of its senior unsecured notes due 2017 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

Ingles intends to use a substantial portion of the net proceeds from the offering to purchase any and all of its outstanding 8 7/8% Senior Subordinated Notes due 2011 (the “8 7/8% Notes”) which are tendered in the tender offer and consent solicitation announced separately today. Currently, approximately $349.75 million aggregate principal amount of the 8 7/8% Notes are outstanding. The Company intends to apply the remaining net proceeds from the offering to repay certain other debt, to fund capital expenditures and for general corporate purposes.

No assurance can be given that the offering will be completed or, if completed, as to the terms on which it is completed. The offering is subject to market conditions and other customary conditions. The notes offered by Ingles will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and 2009 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, ext. 223
Chief Financial Officer